Exhibit 99.1
FirstEnergy Corp.	For Release: April 27, 2005
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Keith Hancock	Kurt Turosky
(330) 384-5247	(330) 384-5500

FIRSTENERGY REPORTS FIRST QUARTER EARNINGS; AFFIRMS ANNUAL EARNINGS GUIDANCE

FirstEnergy Corp. (NYSE: FE) today reported that net income in the first quarter of 2005 was $159.7 million, or basic earnings of $0.49 per share of common stock ($0.48 diluted). Earnings during the period were increased by $0.02 per share from the combined impact of $0.07 per share of gains from the sale of non-core assets, offset by $0.04 of expense associated with the W. H. Sammis Plant New Source Review (NSR) settlement and $0.01 per share of expense related to the fine proposed by the Nuclear Regulatory Commission regarding the Davis-Besse Nuclear Power Station reported last week.

That compares with net income of $174.0 million, or basic and diluted earnings of $0.53 per share of common stock in the first quarter of 2004, including costs associated with the extended outage at Davis-Besse.  The company's first quarter 2005 earnings exceeded its expectations, which were to produce approximately 15 percent of its annual earnings before unusual charges or credits during the first quarter.

“We exceeded our earnings expectations for the quarter due in large part to the outstanding performance of our fossil generation fleet and higher sales by our regulated operations,” said President and Chief Executive Officer Anthony J. Alexander. “We established a new first quarter generation output record of 18.5 million megawatt hours, led by our Bruce Mansfield Plant, which operated at a 98-percent capacity factor for the quarter.”
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Total revenues for the first quarter of 2005 were $2.8 billion, down from $3.0 billion reported in the first quarter of 2004. This reduction is attributable to the company’s recognition of PJM purchase and sales transactions on a net hourly basis, effective with the January 2005 placement of the capacity of the Beaver Valley Power Station into the PJM Interconnection. Since this revised treatment also produced a corresponding reduction in purchased power costs, there was no impact on net income.

Electric distribution deliveries increased 3 percent over the prior-year quarter, although total electric generation sales were flat for the quarter, before the drop in wholesale sales associated with the recording of PJM transactions described above.

The company also affirmed its existing 2005 earnings guidance of $2.70 to $2.85 per share, excluding unusual items. The company expects to generate free cash of approximately $560 million, after capital expenditures and the payment of common stock dividends. Also, the company remains on track to reduce its adjusted debt-to-capitalization ratio to about 54 percent by year-end.

Non-fuel nuclear operating expenses increased $67 million in the first quarter of 2005 compared with the first quarter of 2004 due to a scheduled refueling outage and a 26-day forced outage at the Perry Nuclear Power Plant, as well as a scheduled 23-day mid-cycle inspection outage at the Davis-Besse Nuclear Power Station. The expense of these outages reduced earnings by $0.12 per share.

On March 18, 2005, FirstEnergy announced that it had reached a settlement with the U. S. Environmental Protection Agency, the U. S. Department of Justice, and three states that resolved all issues related to various parties’ actions against the company’s W. H. Sammis Plant in the pending NSR case. The company expects to invest $1.1 billion in related environmental improvements, which is consistent with assumptions reflected in the company’s long-term financial planning. Approximately 75 percent of the expenditures will occur during the 2008-2011 time frame.
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FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the first quarter of 2005 - is posted on the company’s Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.4 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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